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                                                                    Exhibit 10.6


                             [TUCKER LETTERHEAD]

                                    [DATE]

Mr. Norris Eber
[ADDRESS]


                 Re:  Severance Agreement
                      -------------------

Dear Mr. Eber:

         As you know, the board of directors of Tucker Properties Corporation (the "Company") (and to the extent applicable, Bradley Real Estate, Inc. ("Bradley")) has approved a termination package for you. With the exception of the Retention Bonus described in paragraph 1 below, the benefits provided in this Agreement will be provided only if your employment with the Company and its affiliates is terminated during the Transition Period. For purposes of this Agreement, the "Transition Period" is the period commencing as of the date of this Agreement and ending on the later of (i) the date which is six months after the merger of the Company with and into Bradley (the "Merger"), or (ii) December 31, 1996. If the Merger does not occur prior to July 1, 1996, the Transition Period will expire on December 31, 1996. The purpose of this letter is to set forth our agreement regarding these benefits:

         1. RETENTION BONUS. If you remain employed by the Company until the merger of the Company with and into Bradley, then you will be paid, upon the date of the merger, a lump sum cash payment equal to the difference between $200,000 and the amount of the Severance Benefit that will be payable to you pursuant to paragraph 3 below if your employment is terminated in a Covered Termination (as defined in paragraph 2 below). You will not be entitled to this payment unless the merger of the Company with and into Bradley occurs prior to July 1, 1996. You will be entitled to this payment upon the merger, without regard to whether your employment then terminates.

         2. COVERED TERMINATION. You will be entitled to the benefits described below if your employment is terminated in a Covered Termination. A "Covered Termination" means your termination of employment, during the Transition Period, for reasons other than your voluntary resignation, death or termination for Cause or Disability (each as defined below). In addition, your resignation for Good Reason (as





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                 described below) will be considered a Covered Termination.

                 For purposes of this Agreement, the term "Cause" means your violation of any policy, rule or procedure of the Company (or, after the Merger, Bradley), misconduct which represents a serious deviation from generally accepted norms of behavior, or unsatisfactory performance of duties; provided, however, that the determination of unsatisfactory performance shall be made based only upon events occurring after the date of this Agreement. The term "Disability" means your inability to continue to perform your duties for the Company (or, after the Merger, Bradley) on a full-time basis as a result of mental or physical illness, sickness or injury for a period of 6 months within any 12-month period. Any determination of "Cause" or "Disability" under this Agreement will be determined by the Board of Directors of the Company (or, after the Merger, Bradley); provided, however, that such determination shall not be made in an arbitrary or capricious manner.

                 Your termination of employment will be considered to be on account of "Good Reason" if you resign within 60 days following any of the following events which occur without your consent:

                 (A) you incur a substantial adverse change in your position, authorities, responsibilities or status as in effect immediately prior to your termination of employment;

                 (B) a reduction in your annual base salary as in effect immediately prior to your termination of employment (except for uniform salary reductions affecting all similarly situated employees);

                 (C) your relocation to an office or job location that is more than fifty miles from your office or job location immediately prior to your termination of employment, except for required travel on business to an extent substantially consistent with your business travel obligations as in effect immediately prior to your termination of employment; or

                 (D) the failure by the Company (or, after the Merger, Bradley) to pay any portion of your current compensation or any portion of an installment of deferred compensation under any deferred




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                     compensation program within ten days of the date such
                     compensation is due.

                 For purposes of the foregoing, any comparison of your position, authorities, responsibilities, status, annual base salary or office or job location before and after your termination of employment shall be determined without regard to any change made in anticipation of your termination of employment.

         3. SEVERANCE BENEFIT. If your employment terminates in a Covered Termination you will be entitled to a "Severance Benefit" in an amount equal to six weeks' Base Pay plus an additional amount equal to two weeks' Base Pay for each of your Years of Service, up to a maximum amount of twice your annual compensation for the calendar year ending immediately prior to your termination of employment. For purposes of calculating your Severance Benefit, "Base Pay" means your weekly rate of base salary or wages at the rate in effect immediately prior to your termination of employment (determined without regard to any reduction therein in anticipation of your termination of employment), excluding bonuses, overtime and premium pay, shift differentials, incentive compensation and all other compensation. The term "Years of Service" means the number of full years of employment with the Company and its affiliates (including employment with Bradley following the merger of the Company with and into Bradley) during which you were a regular full-time employee, and service with The Tucker Companies, Inc. and its affiliates shall be treated as service for this purpose.

                 The Severance Benefit shall be payable in a lump sum cash payment as soon as practicable (but in no event later than 15 days) after your termination of employment.

         4. HEALTH COVERAGE CONTINUATION. For the first 12 months following your Covered Termination, the Company (or, after the Merger, Bradley) will provide medical coverage to you and your dependents at its expense; provided, however, that the Company (or, after the Merger, Bradley) will only be required to provide such coverage to the extent that the cost to the Company (or, after the Merger, Bradley) of such coverage is not more than 200% of the premium incurred by the Company (or, after the Merger, Bradley) for medical coverage for you and your dependents immediately prior to your termination of employment (the "Maximum Coverage




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                 Cost").  The coverage to be provided to you pursuant to the foregoing provisions of this Section 3 shall be the coverage that is provided from time to time to similarly situated active employees of the Company or, if no such coverage is provided, such coverage as can be purchased from an insurance company that is comparable to the medical coverage last provided to similarly situated active employees of the Company. If, in any event, the cost of the post-termination coverage exceeds the Maximum Coverage Cost, the Company (or, after the Merger, Bradley) shall be required to contribute to the cost of such coverage an amount equal to the Maximum Coverage Cost.

                 The medical coverage provided pursuant to this Section 3 will terminate, subject to any rights you and your dependents have to continue the coverage under applicable law, if, during the 12-month continuation period, you become covered under another employer's group medical plan without application of any pre-existing condition limitations or other limitations on coverage. This coverage is in addition to any coverage to which you may be entitled under applicable laws relating to continuation of medical coverage.

         If you die after becoming entitled to any benefits in accordance with the foregoing and prior to full payment thereof, any remaining payments will be made to your estate.

         In consideration for the severance and other benefits described above, you voluntarily agree to release the Company and Bradley (and their respective affiliates and subsidiaries, successors and assigns, and the current and former officers, directors, shareholders, employees and agents of the foregoing) generally from all claims, demands and liabilities of every name and nature in connection with your employment and resignation or termination from the Company or Bradley, as applicable, whether arising in contract, tort, equity or otherwise (including any express or implied contract or obligation of good faith or fair dealing or any theory of wrongful termination) or under any discrimination statute including without limitation, the Age Discrimination in Employment Act. This Agreement also covers any claims that you may have for attorneys' fees. Notwithstanding the foregoing, you shall continue to be entitled to indemnification for your actions as an employee or officer of the Company (or, after the Merger, Bradley) for periods prior to your termination of employment in accordance with the Company's (or, after the Merger, Bradley's) corporate charter and by-laws and shall continue to be covered for periods prior to your termination of employment under the Company's (or Bradley's) corporate indemnification policies.




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         This Agreement is a legally binding document and your signature will commit you to its terms. The Company encourages you to obtain legal advice before you sign it. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you voluntarily enter into this Agreement.

         You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it. If you sign this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period. The Company acknowledges that for a period of seven (7) days from the date you sign this Agreement, you have the right to revoke this Agreement by written notice to the Company. This Agreement shall not become effective until the expiration of the enforcement period.

         Please indicate your agreement with the foregoing by signing and dating a copy of this letter and returning it to me by ________________, 1995.

                                                     Sincerely yours,



                                                     _____________________

Agreed to by:

________________________
    Norris Eber

Date:___________________

Consented to by:

Bradley Real Estate, Inc.

By________________________
Its_______________________




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